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                                                                    EXHIBIT 2.1a

                              AMENDED AND RESTATED
                            ASSET PURCHASE AGREEMENT


         THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT ("Agreement") is executed as of August 31, 1999, by and among SIMULA, INC., an Arizona corporation ("Simula"), and a wholly-owned subsidiary of a wholly-owned subsidiary of Simula, COACH AND CAR EQUIPMENT CORPORATION, an Arizona corporation ("Seller"), and COACH AND CAR ACQUISITION CORP., a Nevada corporation ("Purchaser"), and Purchaser's affiliated corporation under common control, BEACON INDUSTRIES, INC., a Nevada corporation ("Beacon").

                              PRELIMINARY STATEMENT

         I. Seller owns and operates a business engaged in the manufacturing and sale of rail and mass transit transportation seating, located at 1951 Arthur Avenue, Elk Grove Village, Illinois (the "Business").

         II. Purchaser desires to purchase the Business and related assets, and Seller desires to sell such assets, all on the terms and conditions hereinafter set forth.

         III. In connection with, and as conditions to, the purchase and sale of the assets of the Business:

                  (a) Purchaser will buy certain assets of Seller including personal property, equipment, accounts receivable, and inventory, and will continue to operate the Business as a going concern;


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                  (b) Purchaser will assume certain liabilities of Seller; and

                  (c) Purchaser and certain employees may enter into employment or consulting agreements to provide for continuity of management and operations.

         IV. Seller and Purchaser wish to amend the Asset Purchase Agreement executed between them on June 30, 1999.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties herein set forth, it is agreed by the parties as follows:

                                    SECTION 1
                           SALE AND TRANSFER OF ASSETS

         1.1 PURCHASE OF ASSETS. Subject to the terms and provisions of this Agreement, at the Closing (as hereafter defined), Seller shall sell, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, the following assets of Seller:

                  (a) the tangible personal property owned by Seller and used in connection with the Business, as listed on Schedule 1.1(a), including, without limitation, all equipment, furniture, fixtures, machinery, office furnishings, leasehold improvements, and all rights in all warranties of any manufacturer or vendor with respect thereto (the "Personal Property");

                  (b) all of Seller's rights to all licenses, certificates, accreditations and registrations and other licenses or permits issued in connection with the operation of the Business,


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including, without limitation, those described in Schedule 2.7 (the "Licenses");

                  (c) all of Seller's interest in and to those real property and personal property leases related to the Business described in (i) Schedule 1.1(c)-A in respect of real property leases; and (ii) Schedule 1.1(c)-B in respect of personal property leases (all of such leases being referred to collectively as the "Leases");

                  (d) all of Seller's interest in and to those contracts, including back log, and agreements relating to the Business, all as set forth in
Schedule 1.1(d) (the "Contracts");

                  (e) all inventories, including raw materials and parts, work-in-process and finished goods presently utilized in the Business with such additions and deletions thereto as may arise in the ordinary course of business, and all inventories of manufacturing, assembling and office supplies and other disposables and consumables owned by Seller used in connection with the Business and all rights in all warranties of any manufacturer or vendor with respect thereto (the "Inventories");

                  (f) all accounts receivable and other rights to receive payments as arise in the normal course of business and in existence on the Closing date and, except as reimbursed to Seller pursuant to Section 6.6 of this Agreement, all deposits, prepayments, bonds, refunds, and all securities owned by Seller, if any, as set forth on Schedule 1.1(f), and any indemnity payable to Seller from its predecessors including, but not limited to, any environmental indemnity;

                  (g) all documents, records, operating manuals, files and computer software which pertain to the Business (excluding tax and employee records, but with reasonable access to such records after the Closing), including, without limitation, all procedures manuals, all vendor and supplier


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lists, customer lists, ledgers, journals and general operational business and financial books and records necessary to the uninterrupted conduct of business;

                  (h) all intangibles including the patents listed on Schedule 1.1(h) copyrights, intellectual property, drawings, formula and rights;

                  (i) (i) the trade name "Coach and Car Equipment Corporation" and all uses and derivatives thereof, (ii) the trade name "Artcraft" for use in the rail business and all uses and derivatives thereof, including "Artcraft Upholstery," and (iii) all trademarks, logos, symbols, service names and trade identifications used or associated with the Business, whether registered or not, and the goodwill of the Business; and

                  (j) any and all other assets utilized in the Business, wheresoever situated, except as specifically excluded in Schedule 1.1(j).

         The assets to be conveyed to Purchaser by Seller as provided in this
Section 1.1 are hereinafter referred to collectively as the "Assets."

         1.2 PURCHASE PRICE AND PAYMENT FOR COVENANTS. At closing, Purchaser shall purchase the Assets for ten million dollars ($10,000,000). The purchase price will be paid by Purchaser's promissory note in the amount of Nine Million Nine Hundred Ninety Six Thousand Dollars ($9,996,000). The principal amount of the note reflects a One Hundred Thousand Dollar ($100,000) credit for earnest money paid and a Ninety Six Thousand Dollar ($96,000) debit pursuant to Section 6.6(a). The note in the form of Exhibit "A" attached hereto (the "Note") will have a term of forty-five (45) days and will bear an annual interest rate of 8-1/2% payable upon maturity. The Note shall be


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secured by a Security Agreement and lien on the Assets in the form of Exhibit
"B-1," by pledges by Beacon's and Purchaser's controlling shareholder of the common stock held by such shareholder, evidenced by a Pledge and Proxy Security Agreement in the form of Exhibit "B-2" attached hereto, and a guarantee of Beacon Industries, Inc., in the form of Exhibit "B-3."

         1.3 ALLOCATION OF PURCHASE PRICE; FORM 8594. The Purchase Price shall be allocated by Purchaser and Seller on the basis of an assessment of value of the Assets made by the parties and their accounting representatives. Seller shall cooperate in providing the information necessary for the completion and filing of Form 8594, Asset Acquisition Statement, under Section 1060 of the Internal Revenue Code of 1986, as amended, and the parties shall agree to the contents of, and within forty five (45) days after Closing execute and deliver Form 8594 appearing as Exhibit "C" hereto.

         1.4 ILLINOIS SALES OR TRANSACTION TAX. Purchaser shall pay any and all state and local sales or transaction taxes in connection with the sale of the Assets.

         1.5 ASSETS FREE AND CLEAR; ASSUMPTION OF LIABILITIES.

                  (a) The Assets shall be sold, transferred and delivered free and clear of all liabilities, liens, defects, security interests, rights, charges and encumbrances, except for Seller's liabilities expressly agreed to be assumed by Purchaser in an Assignment and Assumption in the form attached hereto as Exhibit "D" (the "Assignment and Assumption").

                  (b) The liabilities, obligations, Contracts, and Leases to be assumed by Purchaser pursuant to the terms hereof shall be reflected in the Assignment and Assumption.


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         1.6 CLOSING; PAYMENT. The sale, purchase and other activities provided for herein (the "Closing") shall take place at Seller's office at 5:00 p.m. Pacific Standard Time, on August 31, 1999. The date of the Closing is referred to herein as the "Closing Date" or "Closing". At the Closing:

                  (a) Seller shall deliver to Purchaser documents necessary to transfer title to the Assets as more fully described in Section 1.7 hereof;

                  (b) Purchaser and Seller shall execute and deliver to each other the Assignment and Assumption;

                  (c) Purchaser shall deliver the executed Note to Seller;

                  (d) Purchaser shall execute and deliver the Security
Agreement;

                  (e) Beacon shall deliver the executed Pledge and Proxy Security Agreement to Seller;

                  (f) Beacon shall deliver the executed Guarantee to Seller; and


                  (g) All other agreements and documents described in or contemplated in Sections 5 and 6 hereafter and all other documents reasonably agreed by counsel to be required to be delivered and/or executed at or prior to Closing pursuant to this Agreement shall be delivered and/or executed.

         1.7 INSTRUMENTS OF CONVEYANCE AND TRANSFER. On the date of Closing, Seller shall


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deliver to Purchaser (i) a Bill of Sale substantially in the form attached hereto as Exhibit "E" (the "Bill of Sale"), (ii) the Assignment and Assumption,
(iii) certificates of title to vehicles, (iv) patent assignments in the form attached hereto as Exhibit "F" and (v) other good and sufficient endorsements, assignments and instruments of conveyance and transfer, and releases of liens, in form and substance reasonably satisfactory to Purchaser's counsel, as shall be effective to vest in Purchaser or Purchaser's designee title to the Assets to be sold, transferred and delivered hereunder, free and clear of all liabilities, liens, defects, encumbrances, security interests, charges and rights, all as provided in and simultaneously with such delivery, all such steps will be taken as may be reasonably required to put Purchaser in actual possession and operating control of the Assets and the Business.

                                    SECTION 2

               REPRESENTATIONS AND WARRANTIES OF SELLER AND SIMULA

         Neither Seller nor Simula makes any representations or warranties except as expressly provided in this Section 2. Neither Seller nor Simula makes any representations or warranties as to pro forma information and forecasts except that they were prepared in good faith. Purchaser acknowledges that it has relied upon its due diligence and that of its agents in valuing the Assets, specifically including, but not limited to, tangibles and intangibles, contracts, inventory, fixed assets, and trade accounts receivable. Seller and Simula, jointly and severally, represent, warrant and agree as of the Closing as follows:

         2.1 ORGANIZATION AND STANDING. Each of Seller and Simula is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona. Seller is duly qualified and in good standing as a foreign corporation in all jurisdictions where the nature of the property owned or leased by it, or the nature of the business conducted by it, makes such qualification necessary and the absence of such qualification would have a material adverse effect on the business or financial


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condition of Seller. Seller has all requisite power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns. Seller has heretofore delivered to Purchaser complete and correct copies of its Articles of Incorporation and Bylaws together, in each case, with all amendments thereto which have been adopted.

         2.2 AUTHORITY FOR AGREEMENT. The Board of Directors of Seller and Simula have taken all actions required by law, their respective Articles of Incorporation and Bylaws or otherwise to authorize the execution and delivery on behalf of Seller and Simula of this Agreement, the performance by Seller and Simula of their obligations hereunder and the consummation of the transactions contemplated hereby.

         2.3 DEFAULTS; NO VIOLATION. Neither Seller nor Simula is in default under, nor has any event occurred which, with the lapse of time or action by a third party, would result in a material default under, any of the Leases or Contracts or any other outstanding agreement, default under which could result in any lien on any of the Assets except as disclosed on Schedule 2.3. Except as disclosed on Schedule 2.3, neither the execution and delivery of this Agreement, nor the performance by Seller or Simula of their respective obligations hereunder nor the consummation of the transactions contemplated hereby will (a) violate any provision of its Articles of Incorporation or Bylaws or financing or other agreements; (b) violate, or be in conflict with, or constitute a default under, or permit the termination of any of the Leases or Contracts, or cause the acceleration of the maturity of any obligation of Seller thereunder or result in the creation or imposition of any lien upon any of the Assets; (c) require the agreement or consent of any other party; or (d) violate any material statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which Seller is subject.

         2.4 TAXES. Seller has filed all federal, state, employment, corporate franchise and local tax returns or information returns required to be filed by it with respect to which a failure to do so would




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result in any lien on any of the Assets. All of such returns have been prepared and filed in accordance with the applicable laws and regulations. Seller has paid or accrued for all taxes and assessments (including, without limitation, income, excise, unemployment, worker's compensation, social security, occupation, franchise, property, sales and use taxes, import duties or charges, and all penalties and interest in respect thereof) due and payable with respect to which a failure to do so would result in any lien on any of the Assets. Seller has not been audited by any taxing authority, nor is Seller aware that any taxing authority contemplates such an audit, nor has Seller signed any extension agreement with any taxing authority.

         2.5 LITIGATION. There is no investigation, audit, litigation or proceeding pending or, so far as is known, threatened against Seller at law or in equity before any court or other governmental agency, which if adversely decided could, except as set forth on Schedule 2.5: (i) result in any liability for Purchaser; (ii) result in any lien on any of the Assets; (iii) have an adverse effect on Seller's ability to perform its obligations under the Agreement; or (iv) have an adverse effect on the Business; provided that, in any event, Seller shall retain the defense of any such claims pursuant to, and in accordance with, the terms of Section 7.

         2.6 COMPLIANCE WITH LAW AND REGULATIONS. To the best of its knowledge, Seller is in compliance with all material requirements of law, federal, state and local, and all material requirements of all governmental bodies or agencies having jurisdiction over Seller relating to the conduct of the Business and the use of the Assets.

         2.7 LICENSES. Seller has obtained, and is subject only to, the material licenses necessary to the conduct of its business appearing as Schedule 2.7.


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         2.8 OWNERSHIP OF PROPERTIES; CONDITION; INVENTORIES. Seller does not own any real property. Except as set forth on Schedule 2.8 and Schedule 2.12, Seller has good and marketable title to the Assets owned by it and good and valid leasehold estates in all of the Assets leased by it, free and clear of liabilities, liens (including UCC, landlord, tax and judgment liens), security interests, defects, rights, charges and encumbrances. All equipment and other Personal Property of Seller are in good operating condition and repair, ordinary wear and tear excepted.

                  (a) Schedule 2.8.1. is a list of all inventories and open shop orders (including work-in-process) to be purchased and sold, and are reflected in the Financial Statements. The Inventories reflected in the Financial Statements and held by Seller on the date hereof are in good, merchantable and usable condition and have been reflected on such Financial Statements on the basis of generally accepted accounting principles.

                  (b) All material documents, books, records, software and other data necessary for the conduct of the Business are located at the Business.

         2.9 COMMITMENTS. Schedule 2.9 is a complete and correct list as of the date hereof of all agreements and commitments of the following types to which Seller is a party or by which it or any of its property is bound as of the date hereof:

                  (a) notes, loans, credit agreements, mortgages, indentures, security agreements and other agreements and instruments relating to the borrowing of money by, or the extension of credit to, Seller;

                  (b) written employment and consulting agreements;


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                  (c) written sales agency, representative, broker or
distributorship agreements;

                  (d) written agreements, orders or commitments for the purchase by Seller of raw materials, supplies or finished products exceeding $5,000; and

                  (e) written agreements, orders or commitments for the purchase by Seller of services exceeding $5,000.

         Seller has delivered or made available to Purchaser complete and correct copies of all written agreements, contracts and commitments, together with all amendments thereto, listed above. Except as described in Schedule 2.9, Seller does not have, and at the Closing date will not have, any agreements or commitments, including, but without limiting the generality of the foregoing, any agreement or obligations, contingent or otherwise, under any contract or agreement (1) of indebtedness, (2) for the purchase of supplies, services or other items in excess of $5,000, or (3) for the purchase of any equipment or machinery involving in excess of $5,000.

         2.10 CONTRACTS TO PROVIDE GOODS AND SERVICES. Schedule 2.10 is a complete and correct list as of the date hereof of all agreements, contracts and information of the following types to which Seller is a party as of the date hereof:

                  (a) agreements or commitments for the sale to customers of goods or services including open purchase orders, arrangements or understandings with customers related to manufacture, assembly, acceptance and sale of rail and seats, other vehicle seats, components and related equipment or modifications, and replacement parts; and


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                  (b) all other material agreements or obligations to provide goods or services to customers or others.

         Seller has delivered or made available to Purchaser complete and correct copies of all written agreements, contracts and commitments, together with all amendments thereto listed above. Except as provided on Schedule 2.10(b), all contracts are assumable by Purchaser according to their terms and all assignments thereof have been approved or consented to by third parties as required thereunder.

         2.11 FINANCIAL STATEMENTS. The Financial Statements of Seller for the years ended December 31, 1996, 1997, and 1998, and for the three months ended March 31, 1999 and six months ended June 30, 1999, all as set forth in Schedule
2.11 (collectively, the "Financial Statements") are complete in all respects, and fairly present the financial condition of Seller as of the dates thereof and the result of the operations of Seller for the periods covered thereby; the Financial Statements have been prepared, as appropriate, in accordance with the percentage of completion accounting method or generally accepted accounting principles and practices consistently applied as disclosed in Schedule 2.11; the Financial Statements reflect or adequately provide for all claims against, and all debts and liabilities of, Seller, fixed or contingent, existing at the dates thereof. Seller has advised Purchaser of interim financial results from June 30, 1999 through August 30,1999 reflecting operating losses. Except for the operating losses and matters disclosed in Schedule 2.5, to the best of Seller's knowledge, there has not been any change between the date of the latest Financial Statements and the date of this Agreement, and will not be any such change between the date of this Agreement and the Closing, which has had or will have a material adverse effect on the financial position or results of operations of Seller.

         2.12 NO OTHER LIABILITIES OR ADVERSE CONDITIONS. With the exception of the liabilities set


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forth on the Financial Statements and on Schedule 2.12 hereto, and liabilities incurred in the ordinary course of the business of Seller since the date of the Financial Statements, to the best of Seller's knowledge, Seller has no liabilities of any nature, whether absolute, accrued, contingent or otherwise, or whether due or to become due, in excess of $10,000 in the aggregate, and there is no basis for the assertion against Seller of any such liability.

         2.13 ACCOUNTS RECEIVABLE. Schedule 2.13 is a list of all accounts receivable with the balances due Seller as of the dates indicated. Accounts receivable as reflected on the books of Seller on the date hereof, net of applicable reserves, are collectible in the ordinary course. Except in the ordinary course of business, Seller has no obligation to accept returns from, or to extend credit terms to, its customers and has no policy, custom or practice of accepting returns or extending credit, whether or not legally obligated to do so, other than in the ordinary course of business.

         2.14 ACCOUNTS PAYABLE. Schedule 2.14 is a true and correct list of all accounts payable of Seller and any collateral or security applicable to the indebtedness owed to each of these creditors. Except as set forth on Schedules
2.8 and 2.12 no person has a security interest in Seller's accounts receivable or inventory.

         2.15 CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES. No consent, approval or authorization of, or declaration, filing or registration with, any governmental, quasi-governmental, or regulatory authority is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement by Seller, except as set forth in Schedule 2.15. Seller has filed all reports and returns heretofore required by federal, state or municipal authorities and all reports and returns to the various governmental authorities which control, directly or indirectly, the Business, and has paid all sums heretofore due with respect to such reports and returns.


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         2.16 LABOR, EMPLOYMENT CONTRACTS AND EMPLOYEE BENEFITS PROGRAMS.
Schedule 2.16-A includes a copy of Seller's collective bargaining agreement with the United Electrical Workers dated August 1, 1998, with all modifications and amendments thereto ("Collective Bargaining Agreement"). Schedule 2.16-A also includes a list of all union complaints, grievances, arbitrations or other related actions since the date of the Collective Bargaining Agreement, and a description of the status or disposition of each. Attached as Schedule 2.16-B is a list of all written personnel employment agreements, policies, procedures, practices and employee rules and manuals, which are, or have in the past been provided to employees, whether or not legally binding, including but not limited to policies with respect to hiring, compensation, disability, sick leave (including maternity leave), vacation, leaves of absence, tuition reimbursement, relocation and termination. Schedule 2.16-C is a list of all group insurance, group hospitalization and other employee insurance benefit plans. True and correct copies, certificates or descriptions of the materials listed on Schedule 2.16-B and Schedule 2.16-C have been delivered to Purchaser. Purchaser acknowledges that it is not assuming Seller's benefit plans. Seller shall retain all costs and expenses, including self-insurance, in connection with benefits provided to Seller's employees prior to the Closing.

                  (a) Except as set forth on Schedule 2.16(a), Seller has no material obligations, contingent or otherwise, written or oral, under any employment contract, collective bargaining agreement, pension or retirement plan, bonus plan, or other employee contract or non-terminable agreement, expressed or implied, except (i) normal salary or wage accruals, and (ii) paid vacations and sick leave accruals.

                  (b) The names and current aggregate annual compensation rates as of the date hereof of each employee of the Seller receiving regular compensation, and designations as a union or non-


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union employee, are set forth in Schedule 2.16(b).

                  (c) The names and current accrued vacation and sick day allowances due to each employee on the date hereof are listed on Schedule 2.16(c).

                  (d) There is no unfunded employee benefit plan obligation for plans established or maintained for employees of Seller, or to which contributions have, must, or may be made by Seller, which is subject to Tile IV or Part 3 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended and in effect, and the plans are adequately funded to meet accrued obligations. Copies of the plans are attached as Schedule 2.16(d).

                  (e) Seller has obtained Form I-9 from all of its employees and Seller is in compliance with all rules and regulations of the U.S. Immigration and Naturalization Service.

         2.17 ENVIRONMENTAL MATTERS. Seller is in compliance with all material rules and regulations (and applicable standards and requirements) of the United States Environmental Protection Agency (the "EPA") and the agencies and authorities of the City of Elk Grove Village, County of Cook, State of Illinois, and any other political subdivision in which it conducts the Business, which have jurisdiction over environmental matters. Seller has received no notice of, and, to its best knowledge, has not during its operation of the Business made any act or omission that would result in, (i) potential responsibility or liability for environmental damage, or (ii) any suit, claim, action or proceeding before any court, governmental agency or board or other forum, nor is any such action threatened by any person or entity or any basis for such suit, claim, action or proceeding, for (x) noncompliance by Seller with any environmental law, rule or regulation, (y) personal injury, wrongful death or other conduct relating to materials, commodities or products used, sold, transferred, disposed or manufactured by Seller, or (z)


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relating to the presence in or release into the environment by Seller of any toxic or hazardous material, substance, or waste generated by Seller whether or not occurring at or on a site owned, leased or operated by Seller. Schedule 2.17 includes all manifests respecting the storage, transportation or disposal of all hazardous materials of Seller in the 12-month period preceding the Closing date.

         2.18 INSURANCE. A complete and correct list and an accurate summary description (including premiums, exclusions, deductible and coinsurance amounts, broker and carrier) of all insurance policies maintained by or on behalf of Seller has previously been provided to Purchaser, and Seller has delivered to Purchaser complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are in full force and effect, all premiums due thereon have been paid, and Seller has complied in all material respects with the provisions of such policies. Purchaser is not assuming Seller's insurance plans.

         2.19 PRODUCT WARRANTIES. The products and services provided by Seller are in compliance with and meet the standards of all material federal, state and local laws and regulations and Seller has either disclaimed or complied with any express or implied warranty relative to its products or services, including without limitation any express warranty or any implied warranty of merchantability or of fitness for any particular purposes. Except as set forth on Schedule 2.19, Seller has received no notice of any product or service warranty or liability claims for a material dollar amount, nor is any such claim threatened against Seller or in respect of products or services leased or sold by it. Seller has adequately reserved on its Financial Statements for reasonable estimates for warranty obligations.

         2.20 BANKS. Schedule 2.20 is a true and complete list, as of the date hereof, of each bank or other financial institution, trust company or brokerage firm in which Seller has an account or safe deposit box, the account number, and the names of all persons authorized to draw thereon, have access


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thereto or transact business therewith.

         2.21 PATENTS AND INTELLECTUAL PROPERTY. Schedule 2.21-A is a list of all patents and patents pending ("Patents"), trade names, and trade marks utilized in the business ("Marks"). Seller owns the Patents and Marks. Except as set forth on Schedule 2.21-B, Seller is not aware, after due diligence, of any rights of third parties to or infringements of any of the Patents or Marks. Seller is not aware of any pending or threatened action, suit, proceeding or claim by others, either domestically or internationally, that alleges that Seller is violating any patents, copyrights, trademarks or license agreements.

         2.22 CERTAIN TRANSACTIONS. Except as set forth in Schedule 2.22, no director, officer or employee of Seller or Simula, or any relative by blood or marriage, affiliate or associate of any of the foregoing, is presently a party to any material transaction with Seller or Simula (other than for services as employees, officers, and directors) including without limitation, any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, any such person, or any corporation, partnership, trust or other entity in which any Stockholder or any such director, officer, or employee has a substantial interest or is a director, officer, partner, or trustee.

                                    SECTION 3

             REPRESENTATIONS AND WARRANTIES OF PURCHASER AND BEACON

         Purchaser and Beacon represent and warrant as of the Closing as follows:

         3.1 ORGANIZATION AND STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Purchaser has full power and


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authority to carry on its business as now conducted and as contemplated by this
Agreement. Beacon is a corporation duly, organized, validly existing and in good standing under the laws of the State of Nevada.

         3.2 AUTHORITY FOR AGREEMENT. The Board of Directors of each of Purchaser and Beacon have taken all actions required to authorize the execution and delivery on behalf of Purchaser of this Agreement and the performance by Purchaser and Beacon of the obligations hereunder and the consummation of the transactions contemplated hereby.

         3.3 CONSENTS. The execution and performance of this Agreement by Purchaser and Beacon will not violate any provision of, or result in the breach of, or constitute a default under, or require any consent under any law, or any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal, or any contract, agreement or instrument by which Purchaser is bound.

                                    SECTION 4

                                    COVENANTS

         4.1 SELLER'S AND SIMULA'S COVENANTS.

             (a) If, prior to the Maturity Date set forth in the Note, Purchaser obtains an asset based loan from a third party lender in an amount no less than $6 Million, no less than $3.5 Million of the proceeds from which Purchaser agrees to apply against the Note, Seller and Simula will negotiate in good faith to do the following:

                  (i) accept the cash proceeds applied against the Note;

                  (ii) enter into good faith negotiations with Purchaser to refinance the Note on mutually agreeable terms, which terms may include
         (A) a reduction in the principal amount of the

         Note to the extent of the cash proceeds applied against it, (B) an extension of the term of the remaining indebtedness represented by the Note, and (C) the representation of the remaining indebtedness by one or more notes with one or more maturity dates (a "Refinancing Note"); and

                  (iii) guarantee, as an accommodation to Purchaser, up to seventy percent (70%) of the amount described in Section 4.1(a)(ii)(A) above to Purchaser's third party lender on terms and conditions satisfactory to Simula.

If Purchaser and Seller are unable to agree in good faith to refinance the Note as described in this Section 4.1(a), then the Note shall remain in full force and effect in accordance with its terms.

         (b) Seller shall enter into an agreement with Airline Interiors, Inc. ("AI") pursuant to which AI will buy from Purchaser (as successor to the Assets) the materials represented by Seller's open purchase order with Meier Metals. Such agreement will provide that AI: (i) will buy the raw materials directly from the vendor and extinguish the account payable relating thereto; or (ii) will buy, after the Closing, finished parts from Purchaser (as successor to the Assets) on reasonable terms and conditions for the cost of the materials plus Purchaser's allocation of reasonable overhead, or with a reasonable profit to Purchaser. To the extent Purchaser incurs expenses under the purchase order due to Seller's failure to enter into such an agreement, Purchaser's obligations under the Note or any Refinancing Note if it has a later maturity, shall be reduced to the extent of such expense.

         (c) Within forty-five (45) days after Closing, Seller shall file an Amendment to Seller's Articles of Incorporation with the Arizona Corporation Commission to change Seller's corporate name to eliminate the term "Coach & Car Equipment" therefrom.

         (d) To the extent not provided free and clear at Closing, Seller and Simula shall continue to use their best efforts to obtain all consents to assignment and releases necessary to deliver the Assets free and clear to Purchaser.

         4.2 PURCHASER'S COVENANTS.

         (a) Prior to the Maturity Date set forth in the Note, Purchaser will use its best efforts to obtain an asset based loan from a third party lender in an amount no less than $6 Million and to apply no less than $3.5 Million of the proceeds of such loan against the Note. In connection with such third party loan, Purchaser will enter into good faith negotiations with Seller to refinance the Note on mutually agreeable terms, which terms may include (A) a reduction in the principal amount of the Note to the extent of the cash proceeds applied against it, (B) an extension of the term of the remaining indebtedness represented by the Note, and (C) the representation of the remaining indebtedness by one or more notes with one or more maturity dates. Purchaser acknowledges that if Purchaser and Seller are unable to agree in good faith to refinance the Note as described in this Section 4.2(a), then the Note shall remain in full force and effect in accordance with its terms. During the term of the Note or any Refinancing Note Purchaser will provide Seller with monthly financial statements related to the Business and shall promptly deliver any additional information related to the Business reasonably requested by Seller.

         (b) Purchaser will assume Seller's liability to Simula, Inc. or subsidiaries for advances made to Seller from the date of the Asset Purchase Agreement dated June 30, 1999, in accordance with the terms and conditions of the certain Post-Agreement Intercompany Revolving Loan Agreement dated effective as of July 1, 1999, which is attached hereto as Exhibit "L."

         4.3 JOINT COVENANTS OF SELLER AND PURCHASER.

         (a) Seller and Purchaser shall cooperate in issuing any press releases or otherwise making public statements with respect to the purchase and sale and the other transactions contemplated by this Agreement. No such public statement shall be made without first consulting the other party; provided that Buyer shall have a reasonable opportunity, not to exceed fifteen (15) days from the date hereof, to notify its vendors, suppliers and creditors of such transactions prior to the making of any public statement by Seller and Purchaser.

         (b) In the event Purchaser and Seller are unable to obtain the lessors' written approval to the assignment and assumption to each of the Leases described in Sections 1.1(c), then both parties shall continue to seek, and shall assist each other in all reasonable attempts to obtain, each non-consenting lessor's written approval to an assignment and assumption after the Closing until such approval is granted. With respect to each Lease listed on
Schedule 1.1(c)-B, Seller shall sub-lease to Purchaser the equipment covered by such Lease, on terms and conditions identical to those imposed on Seller under such Lease, while Seller and Purchaser seek the lessor's approval, as described in the preceding sentence.

         (c) To accommodate Purchaser's assumption and initial operation of the Business, Seller may, in its sole discretion, provide post-Closing payroll, payroll services, employee benefits, or other transitional services for up to a period not to exceed twenty (20) days after Closing. Purchaser shall reimburse and indemnify Seller for all such transitional services including without limitation all costs, expenses, claims, liabilities, insurance premiums, self insurance payments, and fees, incurred and/or paid by Seller post-Closing. Reimbursement and payment shall be made within five (5) days of Seller's presentation of invoice for payment. Purchaser's reimbursements of any payments pursuant to this Section 4.3(c) shall not be considered as an adjustment to the purchase price and Purchaser's indemnification obligations hereunder shall not be subject to the limitations set forth in Section 7.3.

         (d) Effective as of the Closing, Seller shall terminate the employment of all its employees. Subject to Section 6.5, Purchaser intends and will use its best efforts to re-employ substantially all of such employees on terms satisfactory to Purchaser.

         4.4 BEACON'S COVENANTS.

        (a) In connection with the letter delivered to Seller pursuant to
Section 6.9, Beacon directly or indirectly will obtain equity financing from a third party to be utilized as working capital by Purchaser of at least One Million Dollars ($1,000,000) by September 13, 1999 and an additional One Million Dollars ($1,000,000) within forty-five (45) days of Closing.

                  (b) Prior to the Maturity Date set forth in the Note, Beacon will use its best efforts to directly or indirectly obtain an asset based loan from a third party lender in an amount no less than $6 Million and to apply no less than $3.5 Million of the proceeds of such loan against the Note. In connection with such third party loan, Beacon will enter into good faith negotiations with Seller to directly or indirectly refinance the Note on mutually agreeable terms, which terms may include (A) a reduction in the principal amount of the Note to the extent of the cash proceeds applied against it, (B) an extension of the term of the remaining indebtedness represented by the Note, and (C) the representation of the remaining indebtedness by one or more notes with one or more maturity dates. Beacon acknowledges that if Beacon and Seller are unable to agree in good faith to refinance the Note as described in this Section 4.4(a), then the Note shall remain in full force and effect in accordance with its terms. During the term of the Note and any Refinance Note, Beacon will provide Seller with monthly financial statements related to the Business and to Beacon and shall promptly deliver any additional information related to the Business and Beacon reasonably requested by Seller, and appoint to its Board of Directors a member of Simula, Inc. executive management.

                  (c) In connection with the letter delivered to Seller pursuant to Section 6.10, Beacon will use its best efforts to complete a private or public offering of debt or equity securities within one (1) year after Closing and will apply the proceeds to the repayment of any indebtedness to Seller and/or Simula, Inc.

                                    SECTION 5

                       CONDITIONS TO CLOSING BY PURCHASER

         Purchaser shall not be obligated to consummate the transactions contemplated hereby unless each of the following conditions is fulfilled or performed (unless waived by Purchaser) prior to or at the Closing.

         5.1 COMPLIANCE AND UPDATING. All of the representations and warranties of Seller contained in Section 2 of this Agreement shall be true as of the time of the Closing, and Seller shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing. All Schedules hereto shall be updated as of the date of Closing.

         5.2 LICENSES. All necessary licenses, certifications, permits and approvals from federal, state and local governmental units, including, but not limited to the Licenses on Schedule 2.7, shall have been issued to Purchaser in form and substance satisfactory to Purchaser, and Purchaser shall have received confirmation in form and substance satisfactory to it that Purchaser is, and will remain after consummation of the transactions contemplated hereby, approved on such terms as are generally then existing in the industry.

         5.3 NO ACTION. No action or proceeding shall have been brought, or to the knowledge of Seller be threatened, before any court or administrative agency to prevent the consummation of, or to seek damages in a material amount by reason of the transactions contemplated hereby, and no governmental authority shall have asserted that these transactions constitute a violation of law or give rise to liability on the part of Purchaser.

         5.4 PATENT ASSIGNMENTS. The Seller shall have delivered patent assignments to Purchaser in form and substance satisfactory to Purchaser and its counsel.

         5.5 LIEN SEARCH REPORT. Seller shall have delivered at Closing a lien search report by a recognized reporting service with respect to UCC liens, judgment liens, tax liens, and other mortgages and encumbrances of record as filed in the pertinent city, county or State of Illinois, as the case may be, representing all the liens of record to which Seller's Assets are subject, which such report shall be dated no more than sixty (60) days preceding the date of Closing. Seller shall, within sixty (60) days after Closing and the application of the Purchase Price proceeds to the payment of secured creditors, deliver in connection therewith lien releases with respect to all of the liens so evidenced.

         5.6 SELLER'S RESOLUTION. Seller shall deliver at Closing a copy certified by the Corporate Secretary of Seller evidencing the resolution of the Board of Directors authorizing the sale of the business and the consummation of this Agreement, the Assignment and Assumption and other documents of transfer, and further evidencing the due approval by all of the stockholders of the Seller with respect to the sale of all or substantially all of the assets of the Seller, consistent with the requirements of Arizona law.

         5.7 ASSUMPTION OF COLLECTIVE BARGAINING AGREEMENT. Purchaser shall have assumed the collective bargaining agreement with the United Electrical Workers with respect to the employment of personnel at the Seller's Elk Grove Village, Illinois, facility, which collective bargaining agreement shall be on terms and conditions satisfactory in the sole judgment of the Purchaser.

         5.8 LEASE. Purchaser shall have assumed from Seller, and Seller shall have assigned to

Purchaser, Seller's rights and obligations with respect to the administrative and manufacturing facility premises located in Elk Grove Village, Illinois under the Lease attached hereto as Exhibit "G," with the written consent of Lessor (as defined in the Lease); provided that if Purchaser and Seller are unable to obtain Lessor's consent to an assignment and assumption of the Lease prior to the Closing, then Purchaser shall have entered into a sub-lease with Seller, on terms and conditions as set forth in the Lease. Such sub-lease will include an undertaking by Purchaser for post-closing assignment and assumption of the Lease as provided in Section 4.3(b).

         5.9 LEGAL MATTERS. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved by counsel to Purchaser, and such counsel shall have been furnished with all such opinions, documents and instruments as they shall have reasonably requested in connection with the transactions contemplated herein.

         5.10 OPINION OF COUNSEL. Purchaser shall have been furnished with the opinion of counsel to Seller, dated the Closing date, to the effect that:

                  (a) Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Arizona with full power and authority to enter into and perform its obligations under this Agreement.

                  (b) All proceedings required to be taken on the part of the Seller to authorize it to enter into, carry out and fully comply with the provisions of this Agreement, the Assignment and Assumption, the Bill of Sale, the Patent Assignments, and the Non-Competition Agreements, and to transfer and deliver the Assets, have been duly, validly and properly taken. The execution, delivery and performance of the foregoing agreements of Seller do not violate any provision of the Articles of Incorporation or Bylaws or financing documents of Seller or any other agreement or other instrument to which Seller or its stockholders are a party or by which it or they may be bound, or the Assets may be subject.

                  (c) The Agreement, the Assignment and Assumption, the Patent Assignments and the Bill of Sale are the valid and legally binding obligations of Seller enforceable in accordance with their respective terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization and similar laws relating to or affecting the rights and remedies of creditors generally and by the general principles of equity.

                  (d) Except as to the matters described in Schedule 2.5, Seller is not a party to any pending or, to the knowledge of such counsel, threatened litigation, proceedings, claim or governmental investigation or audit which may either (1) materially or adversely affect the Assets or impair the Purchaser's right or ability to operate the Business in the manner presently conducted by Seller, or (2) seek to prevent, restrain or interfere with the performance by Seller of this Agreement.

                  (e) The Bill of Sale, Assignment and Assumption, Patent Assignments, and other documents of transfer effectively convey and assign to Purchaser good and marketable title to the Assets free and clear of liens and encumbrances except as provided in the Agreement.

         5.11 [INTENTIONALLY OMITTED]

         5.12 NO COMPETE AGREEMENT. Seller shall have entered into and executed a No Compete Agreement in the form attached hereto as Exhibit "I."

         5.13 EXECUTION OF SUB-LEASE AGREEMENT FOR MILWAUKEE FACILITY. Purchaser and Seller shall have entered into a Sub-Lease Agreement for the Artcraft Milwaukee facility in the form attached hereto as Exhibit "J-1."

         5.14 SOFTWARE INSTALLATION CONSULTING AGREEMENT. Purchaser and Seller shall have entered into a consulting agreement wherein Seller shall provide reasonable consulting assistance to Purchaser in the installation of DataWorks' MANFACT software in the form attached hereto as Exhibit "K."

         5.15 DELIVERY OF DOCUMENTS; ACKNOWLEDGMENT OF RECEIPT. Seller shall have delivered all documents referenced in the Schedules attached hereto. Closing shall constitute conclusive evidence of Purchaser's receipt and acknowledgment of such documents.

                                    SECTION 6

                         CONDITIONS TO CLOSING BY SELLER

         Seller shall not be obligated to consummate the transactions contemplated hereby unless each of the following conditions is fulfilled or performed (unless expressly waived in writing by Seller) prior to or at the
Closing:

         6.1 COMPLIANCE. All of the representations and warranties made by Purchaser contained in Article 3 of this Agreement shall be true as of the time of Closing; Purchaser shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

         6.2 CONSENT OF BANK. Bank One shall have agreed and consented to the purchase and sale and other transactions contemplated by this Agreement within ten (10) days of Closing pursuant to the Simula, Inc. Senior Credit Agreement with Bank One.

         6.3 NO ACTION. No action or proceeding shall have been brought or threatened before any court or administrative agency to prevent the consummation of, or to seek damages in a material amount by reason of, the transactions contemplated hereby, and no governmental authority shall have asserted that these transactions constitute a violation of law or give rise to liability on the part of Seller.

         6.4 [INTENTIONALLY OMITTED]

         6.5 NEW COLLECTIVE BARGAINING AGREEMENT. Purchaser shall have concluded the negotiation and assumption of the collective bargaining agreement, ratified pursuant to the current requirements of the union, with the United Electrical Workers with respect to the employment of bargaining unit employees at Seller's Elk Grove Village, Illinois, facility and Seller shall be satisfied that the collective bargaining agreement is no terms and conditions sufficient to terminate continuing obligations of Seller with respect thereto.

         6.6 LEASE. Purchaser shall have assumed from Seller, and Seller shall have assigned to Purchaser, Seller's rights and obligations with respect to the administrative and manufacturing facility premises located in Elk Grove Village, Illinois under the Lease attached hereto as Exhibit "G," with the written consent of Lessor (as defined in the Lease); provided that if Purchaser and Seller are unable to obtain Lessor's consent to an assignment and assumption of the Lease prior to the Closing, then Purchaser shall have entered into a sub-lease with Seller, in the form set forth as Exhibit "J-2."

                  (a) To secure Purchaser's right to assume or sub-lease, on or about July 15, 1999, Seller paid the landlord the sum of $96,000 representing a security deposit and prepaid 1999 and 2000 real estate taxes, which Purchaser shall reimburse to Seller on the Closing Date.

         6.7 BENEFIT PLANS. Purchaser shall have made arrangements acceptable to Seller regarding the termination (without liability to Seller) of Seller's employee benefit plans.

         6.8 [INTENTIONALLY OMITTED]

         6.9 INVESTMENT LETTER. Prior to Closing, Purchaser will deliver to Seller a letter from a third party investor in form satisfactory to Seller evidencing such investor's intent to invest at least Two Million Dollars ($2,000,000) equity in Beacon or Purchaser within sixty (60) days of Closing to be applied as Purchaser's working capital.

         6.10 UNDERWRITING LETTER. Prior to Closing, Purchaser will deliver to Seller a letter from a third party investment banker confirming its intent to underwrite a public offering of securities for Beacon, on customary terms and conditions, to be completed within one (1) year of Closing.

                                    SECTION 7

                                 INDEMNIFICATION

         7.1 INDEMNIFICATION BY SELLER AND SIMULA. Seller and Simula shall, jointly and severally, indemnify and hold harmless Purchaser and each officer, director, employee or agent thereof, and their respective estates, successors, and assigns, in respect of any and all claims, losses, damages, liabilities and expenses except as disclosed in this Agreement and the Schedules hereto (including, without limitation, settlement costs and any legal or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by such indemnitees as a result of each and all of the following or any claims or allegations with respect thereto ("Loss"):

                  (a) Any misrepresentation or breach of any warranty made by Seller in this Agreement.

                  (b) The nonfulfillment or breach of any covenant, agreement or obligation of Seller contained in this Agreement, the Assignment and Assumption, or any of the other documents executed pursuant to this Agreement.

                  (c) Any contract, tort, employment or other claim based upon an occurrence prior to the Closing attributable to the actions of Seller or the conduct of Business by the Seller.

                  (d) Any litigation, the basis for which is conduct of the Business by the Seller prior to the Closing.

                  (e) Any environmental claim with respect to Section 2.17.

         7.2 INDEMNIFICATION BY PURCHASER. Purchaser shall indemnify and hold harmless Seller and each officer, director, employee or agent thereof, and their respective estates, successors, and assigns, in respect of any and all claims, losses, damages, liabilities and expenses (including, without limitation, settlement costs and any legal or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by such indemnitees as a result of each and all of the following or any claims or allegations with respect thereto ("Loss"):

                  (a) Any misrepresentation or breach of any warranty made by Purchaser in this Agreement.

                  (b) The nonfulfillment or breach of any covenant, agreement or obligation of Purchaser contained in this Agreement, the Assignment and Assumption, or any of the other documents executed pursuant to this Agreement.

                  (c) Any contract, tort or other claim based on an occurrence after the Closing attributable to the actions of Purchaser or conduct of the Business by Purchaser.

         7.3 LIMITATIONS ON OBLIGATIONS TO INDEMNIFY.

                  (a) Except based upon fraud neither Seller nor Purchaser shall have any obligation to indemnify the indemnitee in respect of any Loss or Losses to the extent such Losses total less than One Hundred Thousand Dollars ($100,000).

                  (b) No party shall have any obligation to indemnify the other party in respect of

(i) Losses exceeding Ten Million Dollars ($10,000,000) less, in the event Seller or Simula is the indemnifying party, the amount of any indebtedness then owing from Purchaser to Seller, or (ii) Losses a claim for which has not been made hereunder within three (3) years of the Closing Date.

                  (c) If any party to this Agreement is of the opinion that it has a claim against another party for indemnification hereunder, it shall notify said party of the facts and circumstances of such claim. Such notice shall furnish sufficient information to enable the other party to evaluate reasonably the facts or claims and Losses arising therefrom. The assertion of a claim shall be made in good faith.

                  (d) Promptly after receipt by an indemnitee of any notice of claim or commencement of any action, such party shall provide a copy of such claim, process or other pleadings to the indemnifying party. Such indemnifying party may request the right to defend, at its own expense and by its own counsel, any such matter asserted. In any event, the indemnitee and the indemnifying party and its counsel shall cooperate in the compromise of, or defense against, any such asserted liability and both parties shall have the right to participate in the defense. In the event that the indemnifying party shall decline to participate in or assume the defense, the indemnitee must supply the indemnifying party with a copy of the final court judgment or decree showing liability. The indemnitee shall have the right to settle any claim against it subject to the prior written approval of the indemnifying party.

         7.4 DEFENSE OF ACTIONS. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the indemnifying party, at its sole cost and expense, may, upon written notice to the indemnitee, assume the defense of such claim or legal proceeding, to the extent that the indemnifying party admits in writing its liability to the indemnitee with respect to all material elements thereof. If the indemnifying party assumes the defense of any such claim or legal proceeding, the obligations of the indemnifying party hereunder as to such claim or legal proceeding shall be limited to taking all steps necessary in the defense or settlement thereof and to holding the indemnitee harmless from and against any losses, damages, expenses or liability caused by or arising out of any settlement approved by the indemnifying party or any judgment in connection with such claim or legal proceeding. Each indemnitee agrees that it will cooperate with the indemnifying party in the defense of any such action, the defense of which is assumed by the indemnifying party. Except with the consent of the indemnitee, which consent will not be unreasonably withheld, the indemnifying party shall not consent to the entry of any judgment arising from any such claim or legal proceeding which, in each case, does not include as an unconditional term thereof the delivering by the claimant or the plaintiff to the indemnitee of a release from all liability in respect thereof, unless the indemnifying party has actually paid to the indemnitee the full amount of such judgment or settlement. If the indemnifying party does not assume the defense of any claim or litigation, the indemnitee may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the indemnifying party, on such terms as the indemnitee may deem appropriate. The indemnifying party will promptly reimburse the indemnitee in accordance with the provisions hereof for all damages, costs and expenses incurred by such indemnitee.

         7.5 PAYMENT; OFFSET; ARBITRATION. All indemnification hereunder shall be effected as provided below:

                  (a) With respect to matters for which an indemnitee has a claim for indemnification, such indemnification and the payment therefore shall be upon mutual agreement by the parties and paid by cash or on other terms in the amount of the indemnification liability as mutually agreed by the parties;

                  (b) With respect to any indemnification under this Section 7 not resolved pursuant to subparagraph (a) above, the parties shall submit the dispute to binding arbitration. With respect to disputes that are not resolved by the mutual agreement by the parties, each party shall name an arbitrator within twenty (20) days after either party notifies the other in writing that there is a dispute and the two arbitrators shall name a third arbitrator. If either party fails to select an arbitrator within twenty (20) days as required herein or if the two arbitrators fail to select a third arbitrator within twenty
(20) days as required herein, then the presiding judge of the Maricopa County Arizona Superior Court shall appoint such arbitrator or arbitrators. The arbitrators shall render a decision within sixty (60) days after their appointment and shall conduct all proceedings pursuant to Arizona Revised Statues, Section 12-1501 through Section 12-1517 and the rules of the American Arbitration Association governing commercial transactions then existing, to the extent that such rules are not inconsistent with statues and this Agreement. Judgment upon the reward rendered under arbitration may be entered in any court having jurisdiction. The cost of the arbitration procedure shall be borne by the losing party or if the decision is not clearly in favor or one party or the other then the costs shall be borne as determined by such arbitration proceeding. If any proceeding or action shall be brought to recover any amount under this provision the prevailing party shall be entitled to recover from the other party as part of the prevailing party's costs, reasonable attorney's fees, the amount of which shall be fixed by the arbitrators. The provisions for binding arbitration shall pertain solely to matters of indemnification under
Section 7, and shall not pertain to the resolution of legal disputes among the parties generally.

         7.6 TALGO LITIGATION INDEMNIFICATION. Notwithstanding the limitation to indemnification provided under Section 7.3(a), Seller shall indemnify and hold harmless Purchaser from any and all claims, losses, damages, liabilities and expenses (including without limitation, settlement costs and any legal or other expenses for investigating or defending any actions or threatened actions) arising out of

Seller's dispute with Talgo, Inc. described on Schedule 2.5 and Schedule 2.19 (the "Talgo Dispute"). Seller shall, at its own cost and expense, defend against any claim or counterclaim brought by Talgo, Inc. relating to the Talgo Dispute. Both Seller and Purchaser shall reasonably agree to any settlement with Talgo, Inc. related to the Talgo Dispute. In the event Purchaser has not recovered the full amount of the trade account balance payable from Talgo, Inc. related to the Talgo Dispute by the maturity date as defined in the Note or a Refinancing Note, as the case may be, the principal amount of the Note or Refinancing Note if it has a later maturity, shall be reduced by the amount of such non-collection.


                                    SECTION 8

                                   TERMINATION

         8.1 TERMINATION OF AGREEMENT. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date:

         (a) By mutual written consent of Purchaser and Seller;

         (b) By any party if it reasonably determines that the purchase of the Assets has become impractical by reason of the institution by state, local or federal governmental authorities, or by any other person, or entity of any material litigation, arbitration, grievance or other proceedings relating to this transaction against any of the parties, and notifies the other parties in writing of such determination;

         (c) By Seller for any reason on or after August 31, 1999; or

         (d) By Seller, at its election, if Bank One has not agreed and consented to the purchase and sale and other transactions contemplated by this Agreement within ten (10) days of Closing. If Seller elects to so terminate this Agreement, the Agreement shall be terminated and rescinded, the Business and Assets returned to the possession and control of Seller, all transactions effected hereunder shall be reversed, and the respective rights and obligations of all parties hereto and Simula, Inc. shall be restored to pre-Closing status, all without any further obligations to or among any parties hereunder.

                                    SECTION 9

                                  MISCELLANEOUS

         9.1 UPDATING SCHEDULES. The Seller agrees to update the Schedules through the Closing.

         9.2 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered or mailed, first class postage prepaid, to the parties at their respective addresses reflected on Schedule 9.3 hereto.

         9.3 EXPENSES. Except for liabilities assumed by Purchaser in the Assignment and Assumption, Purchaser and Seller shall each pay their own costs and expenses (including, without limitation, the fees and expenses of their counsel, auditors and accountants and any finders' fees) incidental to the preparation and carrying out of this Agreement and the transactions contemplated hereby.

         9.4 FINDERS' FEES. Each of the parties represents and warrants to the other that, to the extent it has engaged any broker, finder or other person who is entitled to a brokerage or other fee or commission in respect of the execution of this Agreement and the consummation of the transactions contemplated hereby, such fee is the sole responsibility of such party. Purchaser shall indemnify and hold Seller harmless against and in respect of any and all claims, liabilities and/or expenses which may be asserted against Seller by any such broker or other person on the basis of any arrangement or agreement made or alleged to have been made by Purchaser, its agents or employees; and Seller shall indemnify and hold Purchaser harmless in respect of any and all claims, liabilities and/or expenses which may be asserted against Purchaser by any such broker or other person on the basis of any arrangement or agreement made or alleged to have been made by Seller, its agents or employees.

         9.5 INTEGRATION AND AMENDMENT. This Agreement supersedes any and all previous agreements between the parties with respect to the subject matter herein and may not be amended other than by a written instrument executed by Purchaser and Seller.

         9.6 SECTION AND OTHER HEADINGS. The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         9.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

         9.8 PARTIES IN INTEREST. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

         9.9 ASSIGNMENT. No party hereto shall assign this Agreement without first obtaining the written consent of the other parties.

         9.10 LANGUAGE CONSTRUCTION. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning, and not for or against any party hereto. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

         9.11 GOVERNING LAW; VENUE. This Agreement and any interpretation hereof and the resolution of any dispute hereunder shall be governed by the laws of the State of Arizona, and any action to enforce any provision of this Agreement or to obtain any remedy with respect hereto may be brought in the Superior Court, Maricopa County, Arizona, and for this purpose each party hereto hereby expressly and irrevocably consents to the jurisdiction of said Court.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first set forth above.

                                          SIMULA, INC.

                                          By  /s/ Brad Forst
                                              -----------------
                                          Its  Executive Vice President
                                               ------------------------

                                          COACH AND CAR EQUIPMENT CORPORATION

                                          By  /s/ Inam Khan
                                              ----------------
                                          Its  President
                                               ---------

                                          COACH AND CAR ACQUISITION CORP.

                                          By  /s/ Scott Miller
                                              ----------------
                                          Its  President
                                               ---------

                                          BEACON INDUSTRIES, INC.

                                          By  /s/ Scott Miller
                                              ----------------
                                          Its  President
                                               ---------

                                SCHEDULE 1.1(a)

                           TANGIBLE PERSONAL PROPERTY



           Document Number                   Document Description

                27               CCEC Fixed Asset List Summary (as of 12/31/98)

               27-A              CCEC Fixed Asset List Summary (as of 6/1/99)

                28               Office Furniture & Equipment

                29               Computer Equipment

                30               Machinery & Equipment (as of 12/31/98)

               30-A              Machinery & Equipment (as of 6/1/99)

                31               Vehicles

                32               Leasehold Improvements

                33               Tooling at Vendors

                34               Production Dies & Fixtures

              110-A              Artcraft Fixed Asset List (as of 6/1/99)

                               SCHEDULE 1.1(c)-A

                              REAL PROPERTY LEASES

           Document Number                     Document Description

                21 Oakbrook Terrace Apartment Lease Agreement with Royce Renaissance Village

                22 Elk Grove Village Building Lease Agreement with Edward Buker, Trustee Under Trust Agreement

              22-A           Amendment to Elk Grove Village Building Lease
                             Agreement

                23 New York Building Lease Agreement with Northeastern Industrial Park, Inc.

                               SCHEDULE 1.1(c)-B

                            PERSONAL PROPERTY LEASES


Document Number                   Document Description

            5     CCEC Equipment Lease List

            6     1997 Ford Taurus Installment Contract with Larry Roesch Ford

            7     Sharp Copy Machine Lease Agreement with CDP, Inc.

            8 Mazak Vertical Machining Center Lease Agreement with M&I First National Leasing Corp.

            9 Piranha/Allsteel Hydro-Mechanical Press Brake Lease Agreement with M&I

           10     Mori Seiki Horizontal Machining Center S/N 317 with Yamazen,
                  Inc.

           11     Mori Seiki Horizontal Machining Center S/N 299 with Yamazen,
                  Inc.

           12     Minuteman Model 320 Scrubber Lease Agreement with M&I

           13     Modular ICS Telephone System Lease Agreement with M&I

           14 Mazak Vertical Machining Center Lease Agreement with Norwest Equipment Finance

           15 Lease for 2 Mazak Vertical Machining Centers and three Memory Boards with Norwest

           16 Lease for New Johnford Vertical Machining Center and Hass Drill and Tap Center with Norwest

           17     Brown Boggs 110-Ton Punch Press Lease Agreement with M&I

           19 1998 Freightliner Truck Lease and Service Agreement with Rollins Leasing Corp.

           20     Postage Meter Lease Agreement with Neopost Leasing

          105 Master Software/Equipment Lease Agreement for SolidWorks Power-Pak Plus Bundle with LPI Software Funding Group, Inc.

                                 SCHEDULE 1.1(d)

                                 SALES CONTRACTS

Document Number         Document Description

           41   Siemens/Tri-Met Job Number 242A

           42   Talgo/Amtrak Job Number 346

           43   JPB/Nippon Sharyo Job Number 347

           44   Northern Virginia/Kawasaki Job Number 348

           45   Siemens/LACMTA Job Number 620

           46   Kawasaki/LIRR Job Numbers 992 and A992

           47   Kawasaki/LIRR Spares Agreement

           48   Amtrak Lounge Cafe Job Number 5561

           49   Breda/MBTA Job Number 4331

           50   GDLS Job Numbers 5470-5477

           51   DART/Artcraft/Kinkisharyo Job Number 5384

           52   Artcraft/CTA/TTA Job Numbers 5627-5630

           53   DART/Option Job Number 5716

           90   Purchase Order Number XESQ46625 with Caterpillar, Inc.

           91   Open Shipping Backlog Report as of 1/26/99

         91-A   Open Shipping Backlog Report as of Closing

          113   Purchaser Order Number 2109052 with Bombardier, Inc.

          114   Purchase Order Number D2AC-1 with Kinkisharyo (USA), Inc.

          115   Purchase Order Number 266098 with TTA for the CTA 2600-97
                Program

          116   Purchase Order Number 30914 with NICTD

          117   Purchase Order Number VB006153 REV with Kawasaki

          118   Miscellaneous Customer Purchase Contracts

          119   Backlog - Open Purchase Orders

                                 SCHEDULE 1.1(f)

                   ACCOUNTS RECEIVABLE, PREPAYMENTS, DEPOSITS
                      BONDS AND REFUNDS AND ALL SECURITIES


ACCOUNTS RECEIVABLE

 Document Number              Document Description

           24    Detailed, Aged Accounts Receivable as of 12/31/98

          106    Detailed, Aged Accounts Receivable as of 12/31/98

         24-A    Detailed, Aged Accounts Receivable at Closing

         24-B    Detailed Other Accounts Receivable at Closing


DEPOSITS AND PREPAYMENTS BY CCEC

 Document Number              Document Description

        200-A    Deposits as of 6/18/99


BONDS, REFUNDS AND SECURITIES

None.

                                 SCHEDULE 1.1(h)

                                   INTANGIBLES

                              See Schedule 2.21-A.

                                 SCHEDULE 1.1(j)

                                 EXCLUDED ASSETS

         All assets associated with the Artcraft Industries Corp. (Milwaukee) airline soft goods business have been eliminated from all schedules and documents as updated and/or supplemented.

                                  SCHEDULE 2.3

         DEFAULTS WHICH COULD RESULT IN LIENS UPON THE ASSETS; CONSENTS

DEFAULTS

         See Schedule 2.5.

CONSENTS

         Seller has requested necessary assignment consents under the equipment leases and production contracts. Such consents have not been received as of Closing.

                                  SCHEDULE 2.5

                                   LITIGATION

PENDING
1)   KUKLA V. MARKS, ILLINOIS DOCKET NO. 98 L 12775


         Mr. Kukla was injured in an automobile accident that Mr. Kukla claims involved an employee of Seller. Seller has tendered the defense of this suit to its insurance company. The liability of Seller, if any, will be assumed by Seller and its insurance carrier.

2)   MITCHELL V. COACH AND CAR EQUIPMENT CORPORATION, ILLINOIS DOCKET NO. 98 L
     4952

         Mr. Mitchell was injured while operating a vehicle incorporating a product of Seller's. Seller has tendered the defense of this suit to its insurance company. The liability of Seller, if any, will be assumed by Seller and its insurance carrier.

STAYED

1) TALGO, INC. V. COACH AND CAR EQUIPMENT CORPORATION, WASHINGTON DOCKET NO. 99-2-03748-1 SEA

         Seller entered into a new seat design and manufacturing contract with Talgo, Inc. dated April 7, 1998. Seller's performance under the contract was challenged by Talgo on the grounds of late delivery and product conformance to specification. Talgo instituted litigation in Washington State Superior Court. The litigation was stayed based on a negotiated Settlement Agreement dated March 16, 1999. See document numbers 205 and 206. Under the Settlement Agreement, Seller is required to complete agreed upon repairs and final shipment and Talgo is required to remit the balance of $461,206 owing on the contract. Seller has substantially performed under the Settlement Agreement. To date, Talgo has paid approximately $140,000 on the remaining balance under the Settlement Agreement. Seller intends to reopen the litigation and counterclaim against Talgo for payment of the balance.

2)   BUKER V. COACH AND CAR EQUIPMENT CORPORATION, ILLINOIS DOCKET NO. 99 M3
     1623

         Seller's landlord for the Elk Grove, Illinois premises instituted legal action against Seller for delinquent rent and possession of the premises. Seller and its landlord subsequently entered into a Lease Amendment dated June 15, 1999. See document 22-A. Under the terms of the Lease Amendment, the litigation will be dismissed on or before July 31, 1999.

THREATENED
LEO AVILES

         Mr. Aviles was discharged from employment with Seller as a result of reduction in workforce. Mr. Aviles has claimed retaliatory discharge. Seller intends to vigorously defend this claim as Seller believes Mr. Aviles' claim has no merit.

         Purchaser is not assuming, and Seller shall retain, all liability resulting from litigation relating to Seller's operation of the Business.

                                  SCHEDULE 2.7

                           NECESSARY MATERIAL LICENSES

                               See Schedule 2.15.

                                  SCHEDULE 2.8

                               PROPERTY ENCUMBERED

         Lien of Bank One Arizona under Loan Agreement dated February 12, 1999 to be released at or after Closing.

                                 SCHEDULE 2.8.1

                       INVENTORIES, OPEN SHOP ORDERS, WIP

    Document Number                    Document Description

         93-A                  Inventory Reconciliation Report as of 6/23/99

         93-B                  Inventory as of Closing

                                  SCHEDULE 2.9

                                   COMMITMENTS


NOTES, LOANS, CREDIT AGREEMENTS, MORTGAGES, INDENTURES AND SECURITY AGREEMENTS

     Document Number                     Document Description

            6                 '97 Ford Taurus Installment Contract with Larry
                              Roesch Ford

WRITTEN EMPLOYMENT AND CONSULTING AGREEMENTS

     Document Number                     Document Description

           62 Truck Seat Product Development/Marketing Agreement with Duane Gaza

WRITTEN SALES AGENCY, REPRESENTATIVE, BROKER OR DISTRIBUTORSHIP AGREEMENTS

None.

WRITTEN AGREEMENTS, ORDERS OR COMMITMENTS FOR PURCHASE OF RAW MATERIALS

     Document Number                     Document Description

         92-A                 Purchase Order Commitment Report as of 6/23/99

         92-B                 Purchase Order Commitment Report as of Closing

          201 Agreement with Meier Metal dated 3/5/98 for the supply of 2024 aluminum

WRITTEN AGREEMENTS FOR PURCHASE OF SERVICES

     Document Number                     Document Description

           18 PTC Software Annual Maintenance Agreement with Parametric Technology Corporation

                                  SCHEDULE 2.10

                        CONTRACTS AND AGREEMENTS TO SELL

                              See Schedule 1.1(d).

                                SCHEDULE 2.10(b)

                    CONTRACTS REQUIRING APPROVAL OR CONSENTS

         Seller has or will request necessary assignment consents under the equipment leases and production contracts. Such consents have not been received as of Closing.

                                  SCHEDULE 2.11

                              FINANCIAL STATEMENTS

   Document Number                        Document Description

         39 CCEC percentage of completion basis accounting for year ended 12/31/96

        111 Artcraft percentage of completion basis accounting for year ended 12/31/96

         40 CCEC percentage of completion basis accounting for year ended 12/31/97

        112 Artcraft percentage of completion basis accounting for year ended 12/31/97

       40-A CCEC and Artcraft combined financial statements prepared under percentage of completion basis accounting throughout the year ended 12/31/98 and adjusted to shipment basis accounting at 12/31/98

       40-B CCEC and Artcraft combined shipment basis accounting for quarter ended 3/31/99

       40-C                   Financial Statements for the quarter ended 6/30/99

                                  SCHEDULE 2.12

                                OTHER LIABILITIES

                                      None.

                                  SCHEDULE 2.13

                               ACCOUNTS RECEIVABLE


   Document Number                        Document Description

         24                   CCEC Detailed, Aged Accounts Receivable as of
                              12/31/98

        106                   Artcraft Detailed, Aged Accounts Receivable as of
                              12/31/98

       24-A                   Detailed, Aged Accounts Receivable as of Closing

                                  SCHEDULE 2.14

                                ACCOUNTS PAYABLE


   Document Number                        Document Description

         25                  CCEC Detailed, Aged Accounts Payable as of 12/31/98

        108                  Artcraft Detailed, Aged Accounts Payable as of
                             12/31/98

       25-A                  Detailed, Aged Accounts Payable as of Closing

                                  SCHEDULE 2.15

             CONSENT/APPROVALS REQUIRED BY GOVERNMENTAL AUTHORITIES


   Document Number                        Document Description

         81                   Illinois EPA Air Pollution Equipment Operating
                              Permit

                                 SCHEDULE 2.16-A

     UE BARGAINING AGREEMENT, UNION COMPLAINTS, GRIEVANCES, AND ARBITRATIONS

BARGAINING AGREEMENT

         Document Number                       Document Description

          67 Collective Bargaining Agreement with United Electrical, Radio, and Machine Workers of America

         67-A Addition of Sewer and Upholstery Assembler Jobs to Collective Bargaining Agreement


UNION COMPLAINTS AND GRIEVANCES


DATE           DESCRIPTION                                           DISPOSITION

1/22/99        Employee bumping rights issue                         Dropped by Union

2/5/99 (2)     Complaint that management engaged in production       Dropped by Union

5/19/99        Issue regarding wages for cutters                     Pending

6/14/99        Complaint that written warning was too severe for a   Pending
               particular infraction


ARBITRATIONS

None.

                                 SCHEDULE 2.16-B

                           PERSONNEL RELATED DOCUMENTS

WRITTEN PERSONNEL AGREEMENTS

None.

POLICIES, PROCEDURES, AND EMPLOYMENT MANUALS


     Document Number             Document Description

           87                   CCEC Employee Handbook

           88                   Affirmative Action Plan

                                 SCHEDULE 2.16-C

                   GROUP INSURANCE, HOSPITALIZATION, AND OTHER
                        EMPLOYEE INSURANCE BENEFIT PLANS


                              See Schedule 2.16(d).

                                SCHEDULE 2.16(a)

                        OBLIGATIONS RELATED TO WORKFORCE

                                      None.

                                SCHEDULE 2.16(b)

          EMPLOYEE ANNUAL COMPENSATION AND UNION/NON-UNION DESIGNATION


     Document Number                       Document Description

           79                   Employees and Compensation List (Annualized)

          79-A                  Employees and Compensation List as of 6/22/99

                                SCHEDULE 2.16(c)

            ACCRUED VACATION AND SICK DAY ALLOWANCES DUE TO EMPLOYEES


     Document Number                      Document Description

           202                  Non-salaried Accrued Vacation as of 6/22/99

           203                  Salaried Accrued Vacation as of 6/23/99

                                SCHEDULE 2.16(d)

                             EMPLOYEE BENEFIT PLANS


     Document Number                        Document Description

           84                   Benefits Summary for Office Employees as of
                                1/19/99

           84-A                 Benefits Summary for Office Employees as of
                                6/1/99

           85                   Benefits Summary for Plant Employees as of
                                1/18/99

          85-A                  Benefits Summary for Plant Employees as of
                                6/1/99

         Simula self-insures its medical plan and purchases excess liability reinsurance protection.

                                  SCHEDULE 2.17

                MANIFESTS RESPECTING STORAGE, TRANSPORTATION, AND
                         DISPOSAL OF HAZARDOUS MATERIALS


     Document Number                    Document Description

           204                  Hazardous Materials Related Manifests

                                  SCHEDULE 2.19

             NOTICES OF PRODUCT/SERVICE WARRANTY OR LIABILITY CLAIMS

         No material warranty claims are outstanding.

         See Schedule 2.5, Talgo, Inc. v. Coach and Car Equipment Corporation.

                                  SCHEDULE 2.20

                      LIST OF BANKS UTILIZED BY THE COMPANY

1) American National Bank
    120 South La Salle Street
    Chicago, Illinois 60603
    Attn: Chris Newton

         Account #: 17983797
                    17983800
                    18039685
                    18039448
                    5330051266

2) Trustco Bank
    192 Erie Boulevard
    Schenectady, New York 12305
    Attn: Philip Holder

         Account #: 30-236-984

3) Fleet Bank
    P.O. Box 150456
    Hartford, Connecticut 06115

         Account #: 009-934-1154

         Seller's account at Fleet Bank is a facilitating account to effect the payment of health insurance claims paid as part of Seller's self-insurance health plan.

                                SCHEDULE 2.21-A

                LISTING OF PATENTS & OTHER INTELLECTUAL PROPERTY


PATENTS ISSUED:

1.       Walkover Seat with Inertial Latch
         Patent No. 5,149,171
         Issued 9/22/92

2.       Seat with Adjustable Back
         Patent No. 4,372,611
         Issued 2/8/83

3.       Seat with Back Cushion Attachment
         Patent No. 4,365,840
         Issued 12/28/82

4.       Wheelchair and Occupant Restraining Apparatus
         Patent No. 4,369,995
         Issued 1/25/83

PROVISIONAL PATENT APPLICATIONS ON FILE:

1.       CCE-103  Tray Table for Passenger Seat               filed: 3/4/99
2.       CCE-104  Self Stowing Footrest for Passenger Seat    filed: 3/4/99
3.       CCE-105  Energy Absorbing Passenger Seat             filed: 3/17/99


PROVISIONAL PATENT APPLICATIONS BEING PREPARED:

CCE-102  Cradle Recline Passenger Seat

TRADEMARK ISSUED:

2.       "Safe Stop"
         Registration No.1,759,142
         Issued: 3/16/93

TRADEMARK APPLICATIONS ON FILE:

1.       CCE-101  "Comfort Cruiser" filed: 12/16/98

                                 SCHEDULE 2.21-B

                  PATENT & OTHER INTELLECTUAL PROPERTY DISPUTES

         Seller is the owner of U.S. Patent No. 5,149,171 entitled Walkover Seat with Inertial Latch which is incorporated in Seller's "walk-over" seat product. Seller has challenged the use by a competitor, Admiral Seating, Inc., of a similar mechanism. Periodically since 1992, Seller has asserted infringement by Admiral; Admiral has denied infringing Seller's patent. No litigation has been instituted and none is currently contemplated.

                                  SCHEDULE 2.22

      CERTAIN TRANSACTIONS WITH DIRECTORS, OFFICERS AND EMPLOYEES OF SELLER

         Seller currently provides housing for Inam Khan at the Oakbrook Terrace Apartment Building. See Schedule 1.1(c)-A, document number 21.

                                  SCHEDULE 9.3

                                    ADDRESSES


SELLER:

Coach & Car Equipment Corporation
1951 Arthur Avenue
Elk Grove Village, Illinois 60007
Attn: Inam Khan

With copy to:

Simula, Inc.
2700 North Central Avenue
Suite 1000
Phoenix, Arizona 85004
Attn: Brad Forst

BUYER:

Coach and Car Acquisition Corp.
730 West 22nd Street
Tempe, Arizona 85282
Attn: Michael Feinstein